EXHIBIT 23.1


                     Consent of Independent Auditors


   We consent to the incorporation by reference in this Annual Report (Form 10-K) of AutoZone, Inc. of our report dated September 19, 1997, included in the 1997 Annual Report to Stockholders of AutoZone, Inc.

   Our audits also included the financial statement schedule of AutoZone, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We   also   consent  to  the  incorporation  by  reference  in  the
Registration Statement (Form S-8 No. 33-41308) pertaining to the AutoZone, Inc. Employee Stock Purchase Plan, the Registration State-ment (Form S-8 and Form S-3 No. 33-41618) pertaining to the Amended and Restated Stock Option Plan of AutoZone, Inc. and the Registration Statement (Form S-8 No. 333-19561) pertaining to the AutoZone,Inc., 1996 Stock Option Plan of our report dated September 19, 1997, with respect to the consolidated financial statements and schedule of AutoZone, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended August 30, 1997.



                                                /s/  ERNST & YOUNG LLP



Memphis, Tennessee
November 4, 1997